Joint Filer Information

Names:	Deerfield Management Company, L.P.

Address:	780 Third Avenue, 37th Floor New York, NY 10017

Designated Filer:	James E. Flynn

Issuer and Ticker Symbol:	Nivalis Therapeutics, Inc. [NVLS]

Date of Earliest Transaction Required to be Reported:	September 12, 2016

The undersigned, Deerfield Management Company, L.P., is jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with James E. Flynn with respect to the beneficial ownership of securities of Nivalis Therapeutics, Inc.

Signatures:

DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC, General Partner

By: /s/ Jonathan Isler
       Jonathan Isler, Attorney-In-Fact